Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated February 27, 2009 with respect to the consolidated financial statements and internal control over financial reporting of Complete Production Services, Inc. in the Annual Report of Complete Production Services, Inc. on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.
/s/ Grant Thornton LLP
Houston, Texas
May 21, 2009